                                                                     EXHIBIT 2.2
          AMENDMENT AND CLARIFICATION OF PURCHASE AND SALE AGREEMENT,
                          WAIVER AND CLOSING AGREEMENT

     This Amendment and Clarification of Purchase and Sale Agreement, Waiver and Closing Agreement (the "Agreement"), dated April 9, 1996, is made by and between Cimarron Gas Holding Company ("Cimarron"), Conoco Inc. ("Conoco") and Enogex Products Corporation ("Enogex"), collectively referred to as the "Parties."

     Capitalized terms not otherwise defined herein shall have the meaning assigned to them in that certain Purchase and Sale Agreement dated March 26, 1996.

                                    RECITALS
                                    --------

     WHEREAS, the Parties have previously executed that certain Purchase and Sale Agreement (the "Purchase and Sale Agreement") dated March 26, 1996;

     WHEREAS, certain of Cimarron's Oklahoma Assets are subject to exercise of rights of first refusal provisions;

     WHEREAS, certain third parties have elected to exercise their respective rights of first refusal to purchase certain of Cimarron's Oklahoma Assets;

     WHEREAS, the Parties hereto desire to further clarify the Purchase and Sale Agreement with regards to those assets conveyed from Cimarron to Enogex;

     WHEREAS, the Purchase and Sale Agreement provides that Cimarron shall have obtained all consents required to assign the Material Contracts and Material Rights of Way to Conoco and Enogex, respectively;

     WHEREAS, Conoco and Enogex desire to waive such requirements with respect to certain of the Material Contracts and Material Rights of Way as set forth herein;

     WHEREAS, the Parties desire to amend the Purchase and Sale Agreement with respect to certain reciprocal representations made regarding Assets subject to tax partnership agreements or similar provisions requiring a partnership income tax return under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code, as amended, or any similar state statute; and

     WHEREAS, the Parties desire to further clarify the terms of the Purchase and Sale Agreement and related Post-Closing obligations as provided herein.

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound, for good and valuable consideration, the parties hereby agree as follows:

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     1.   The Parties hereto recognize and agree that notwithstanding anything to the contrary in the Purchase and Sale Agreement or related Exhibits thereto, the Oklahoma Assets conveyed from Cimarron to Enogex pursuant to the terms of the Purchase and Sale Agreement are not intended to and do not include those Assets related to those independent gas gathering systems more commonly known as the Kouns Farms Pipeline System and the Cottonwood Gathering System.

     2. Conoco recognizes and agrees that Cimarron has used good faith efforts to obtain, prior to Closing, all necessary third party consents and waivers necessary to effect the proper assignment of Cimarron's interest in the Material Contracts and the Material Rights of Way to Conoco. In this respect, Conoco hereby waives the requirement set forth in Section 3.2.1 of the Purchase and Sale Agreement with respect to obtaining, prior to Closing, consents or waivers to assignment of those agreements described on the attached Schedule 2.1.

     3. Enogex recognizes and agrees that Cimarron has used good faith efforts to obtain, prior to Closing, all necessary third party consents and waivers necessary to effect the proper assignment of Cimarron's interest in the Material Contracts and the Material Rights of Way to Enogex; however, Cimarron has been unable, as of the date of this Agreement, to obtain the necessary third party consents with respect to those agreements described on the attached Schedule
2.2. Cimarron and Enogex hereby agree that Enogex shall have the right to withhold from the Cash Consideration provided at Closing the amount of $148,722.00; provided, however, that such amount shall be paid by Enogex to Cimarron with 3 days of receipt of (1) the necessary third party consents with respect to those agreements described on the attached Schedule 2.2, or (2) the signing of any new agreement or agreements in substitution of those agreements described on the attached Schedule 2.2.

     4. The Parties hereto agree to amend the Purchase and Sale Agreement by deleting Section 3.1.7 in its entirety and replacing such Section with the following:

     "3.1.7 Tax Partnerships. Except for assets owned by partnerships governed by those partnership agreements described on the attached Schedule 3.1.7, the Assets to be transferred pursuant to this Agreement are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, or any similar state statute."

     5. The Parties hereto agree to amend the Purchase and Sale Agreement by adding the following Section 3.1.8:

     "3.1.8 Other Tax Matters. Seller and Buyers acknowledge that this transaction is subject to the reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and that IRS Form 8594, the Asset Acquisition Statement, is required to be and will be filed for this transaction. The parties

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     hereby agree to cooperate and act in good faith in arriving at a mutually agreeable allocation and will provide to the other parties any reasonably requested partnership records, agreements or previously filed tax returns."

     6. Cimarron agrees to use good faith efforts to obtain a renewal of that certain original Surface Lease Agreement dated November 1, 1974, by and among Claude W. Meadows, Jr., Henry E. Meadows, Sarah M. Meadows Seay and Charles E. Seay and PGP Gas Products, Inc. (more commonly known as the Ozona Yard Interconnect with Oasis) and to assign such Surface Lease Agreement to Conoco.

     7. Cimarron agrees to use good faith efforts to obtain a renewal of that certain Easement No. 6552 granted by the University of Texas System and to assign such Easement to Conoco.

     8. Within 10 business days of the Closing Date, Cimarron agrees to provide to Conoco and Enogex, respectively, all necessary title transfer documents related to those vehicles more fully described in Exhibit A-Texas,
Schedule 2 and Exhibit A-Oklahoma, Schedule 2.

     9. The Parties hereby agree and recognize that Exhibit A to the Purchase and Sale Agreement, as attached to this Agreement and provided to the Parties at Closing, shall supercede and replace in its entirety any previous draft of such Exhibit A provided to the Parties.

     10.  This document may be executed in multiple counterparts.


     IN WITNESS WHEREOF, the undersigned have set their hands on the date first written above.


CONOCO INC.                         ENOGEX PRODUCTS CORPORATION

By:  /s/ James L. Rockwell                      By:  /s/ Roger A. Farrell
     ---------------------                           --------------------
     James L. Rockwell                               Roger A. Farrell
     Manager - Business & Strategic Development      Attorney in Fact
     Natural Gas & Gas Products


CIMARRON GAS HOLDING COMPANY

By:  /s/ Joseph L. von Rosenberg III
     -------------------------------
     Joseph L. von Rosenberg III
     Vice President

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